EXHIBIT 10.22

                     REPLENS PURCHASE AND LICENSE AGREEMENT

         THIS AGREEMENT is made and entered into this 18th day of April, 2000, by and between COLUMBIA LABORATORIES, INC., a Delaware corporation having its principal place of business at 2875 N.E. 191 St., Suite 400, Aventura, Florida 33180 ("Seller"), and LIL' DRUG STORE PRODUCTS, INC., an Iowa corporation with its principal place of business at 1201 Continental Place NE, Cedar Rapids, Iowa ("Buyer").

                                    RECITALS

         WHEREAS, Seller is the owner of certain Technology, Patents and Trademarks (as hereinafter defined); and

         WHEREAS, Seller desires to sell and license to Buyer, and Buyer desires to purchase and license from Seller, certain Technology, Patents and Trademarks for the Product (as hereinafter defined) in the Territory (as hereinafter defined) on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, the parties agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms (except as otherwise expressly provided or unless the context otherwise requires) shall have the respective meanings set forth below (it being understood that the terms defined in this Agreement shall include the singular number in the plural and the plural number in the singular):

         (a) "Affiliate" means any corporation or the business entity that either directly or indirectly controls a party to this Agreement, is controlled by such party, or is under common control of such party. As used herein, the term "controlling" means possession of the power to direct or cause the direction of the management and policies of a corporation or other entity, whether through the ownership of voting securities, by contract or otherwise.

         (b) "Buyer Transaction Documents" means this Agreement and all other agreements or documents to be executed and delivered by Buyer pursuant to the requirements of this Agreement.

         (c) "cGMP" means current good manufacturing practice regulations promulgated by the Federal Drug Administration ("FDA") and other regulatory agencies.

         (d) "Columbia Patents" means the bioadhesive composition and method of treatment patent, U.S. Patent

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                  No. 4,615,697 and the vaginal tissue moisturizing composition and method patent, U.S. Patent No. 5,474,768, and any and all patents issued pursuant thereto that are now used in connection with the Product.

         (e) "Deferred Revenue" means the aggregate amount, as of the Closing Date (defined below), billed or received by Seller for the sale of the Product, the delivery of which will occur on or after the Closing Date.

         (f) "Design Patents" means U.S. Design Patent Nos. 345,211 and 375,352, and any and all patents issued pursuant thereto that are now used in connection with the Product.

         (g) "Encumbrance" means any encumbrance, security interest, mortgage, lien, pledge, claim, lease, right of first refusal, option, restrictive covenant, charge or other restriction or third party rights.

         (h) "Field" means products that are promoted or marketed primarily as a vaginal moisturizer or vaginal lubricant. The Field does not include other products containing polycarbophil that are promoted or marketed primarily for a purpose outside the Field, but that may claim a side benefit of also being a vaginal moisturizer or lubricant.

         (i) "Governmental Body" means any United States or other national, state, municipal or local government, domestic or foreign, any subdivision, agency, entity, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

         (j) "Intellectual Property Rights" means trade secrets, trademarks, trade names, logos, trade dress, graphics, designs and copyrights.

         (k) "Net Sales" means the aggregate equivalent of gross sales received by Buyer, its Affiliates or sublicensees from or on account of the sale of the Product to non-affiliated third parties on which payments are due under this Agreement, less
                  (i) credits or allowances, if any, actually granted on account of cash or trade discounts,

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                  recalls, rebates, rejection or return of the Product
                  previously sold, and (ii) excises, sales taxes, value added taxes, consumptions taxes, duties or other taxes imposed upon and paid with respect to such sales (excluding income or franchise taxes of any kind). Net Sales shall not include any transfer between Buyer and any of its Affiliates or sublicensees for resale. No transfer of the Product for test or development purposes or as free samples shall be considered a sale hereunder for accounting and payment purposes. Net Sales shall be determined in accordance with generally accepted accounting principles ("GAAP").

         (l) "Product" means the current formulation of Replens(R) brand vaginal moisturizer or lubricant and any and all improvements, reformulations or advances to such formulation in the Field.

         (m) "Replens Patent" means the tissue moisturizing composition and method patent, U.S. Patent No. 5,968,500, and any and all patents issued pursuant thereto that are now used in connection with the Product.

         (n) "Seller Transaction Documents" means this Agreement and all other agreements or documents to be executed by Seller pursuant to the requirements of this Agreement.

         (o) "Transaction Documents" means the Buyer Transaction Documents and the Seller Transaction Documents, collectively.

         (p) "Technology" means all pharmacological, toxicological, preclinical, clinical, technical and other information, data and analysis and know-how relating exclusively to the registration, manufacture, packaging, use, marketing and sale of the Product (including, without limitation, all words copyrighted by Seller) and all proprietary rights relating thereto owned by Seller or its Affiliates or to which Seller or its Affiliates has rights so as to be able to license, whether prior to or after the Closing Date, and relating or pertaining exclusively to the Product. Technology shall also include all improvements thereto from time to time developed or otherwise acquired by Seller as to which Seller has rights so as to be able to license such improvements.

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         (q)      "Territory" means the United States of America and its
                  territories.

         (r)      "Trademark" means the trademark "Replens" (Reg. No.
                  1,591,663).

         (s) "Unit" means a single package of the Product, whether a three count, eight count, tube or other configuration.

2. TRANSFERRED ASSETS. On the Closing Date (as hereinafter defined), Buyer agrees to acquire from Seller and Seller agrees to convey, transfer and deliver to Buyer, free and clear of all Encumbrances, the Technology and Trademarks (the "Transferred Assets"), and fully paid, royalty free, transferable, perpetual, non-exclusive licenses of the Columbia Patents and the Design Patents in the Territory, with such licenses to be exclusive as to the Field (the "CP License" and the "Design License," respectively) to manufacture, produce, market, modify, sell, license or otherwise distribute the Product. The Transferred Assets include, but are not limited to:

         (a) All tangible and intangible assets used by Seller exclusively in

                  (i)      research and development pertaining to the Product;

                  (ii) the design of the Product and of different versions and packaging of the Product;

                  (iii) manufacture and reproduction of the Product and packaging;

                  (iv)     modification of the Product; and

                  (v)      marketing and distribution of the Product,

         including all customer lists, manufacturing and sales contracts and quotations (including any open customer purchase orders), advertising and marketing material, including all sales collateral, sampling list, art work, web-sites, existing and under development, Product samples, manufacturing molds, trade names, clinical studies, customer support/inquiry material, historical production records, stability records, formulation information, records and all other relevant property.

         (b) Ongoing support by Seller of Buyer's activities as discussed further herein, including without limitation regarding the following:

                  (i) assistance during transition after closing, pursuant to Section 6(a) of this Agreement;

                  (ii) coordination and sourcing of production of the Product, pursuant to Section 6(b) of this Agreement;

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                  (iii)    potential cross-branding of the Product with Seller's
                           other products, pursuant to Section 6(d);

                  (iv)     future Product line extensions, pursuant to Section
                           6(e);

                  (v) research and development for the Product line, pursuant to Section 6(e); and

                  (vi) handling and advice regarding regulatory matters, pursuant to Section 6(e).

         This transaction also includes a transferable, non-exclusive license of the Replens Patent, with such license to be exclusive as to the Field (the "RP License") in the Territory to manufacture, produce, market, modify, sell, license or otherwise distribute the Product, for which Buyer shall pay Seller the License Fees described in Section 3 below.

         It is agreed that except as set out expressly herein, Buyer is not assuming and shall not be liable for any debt, liability or obligation of Seller whatsoever, whether existing or contingent, direct or indirect, known or unknown. Without in any way limiting the generality of the foregoing, Buyer shall have no obligations with respect to any of the following liabilities:

                  (vii) Any liabilities of Seller occurring prior to the Closing Date under contracts, permits or licenses;

                  (viii) Any liabilities and/or obligations of Seller with respect to wages and salaries, bonuses, vacation pay, commissions, overtime, benefits, entitlement to severance whenever arising or occurring, with respect to any employees of Seller;

                  (ix) Any liabilities with respect to injury to or death of persons or damage to or destruction of property not constituting part of the Transferred Assets, including product liability claims and workers compensation claims arising out of the conduct of Seller prior to Closing, regardless of when said liability is asserted, including any liability for consequential or punitive damages in connection with the foregoing;

                  (x)      Any liabilities for taxes payable by Seller;

                  (xi) Any trade or accounts payable, notes payable, loans, or other indebtedness or

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                           obligations to make payments relating to the
                           Transferred Assets.

3. CONSIDERATION. In consideration for the Transferred Assets and the Design License, Seller's express obligations hereunder, including but not limited to, Seller's obligations set out in Section 6 below, and any other rights granted to Buyer hereunder, Buyer shall pay to Seller the sum of $4,400,000 in cash at the Closing (as defined below), less any Deferred Revenue. In addition, in consideration for the CP License, Buyer shall pay to Seller the sum of $100,000 in cash at the Closing, and shall pay Seller, as consideration for the RP License, 10% of the Net Sales of the Product ("License Fees") from the Closing Date forward until such time as Buyer has paid Seller a total amount (the cash consideration paid at Closing and the License Fees paid) of $6,500,000 (calculated on a net present value basis assuming a 10% annual discount rate). Buyer may, in its sole discretion, pay all or any portion of the balance of the consideration described above at any time. Buyer shall pay Seller the License Fees for the first two (2) months within thirty
         (30) days after the end of the second month following the Closing, and thereafter on a monthly basis within thirty (30) days after the close of each month. Each payment of the percent of Net Sales shall be accompanied by documentation evidencing the Net Sales for the previous period. At such time as Buyer shall have paid Seller the full amount of the consideration described above, Seller shall grant Buyer a perpetual, fully paid, royalty free, transferrable, non-exclusive license of the Replens Patents, with such license to be exclusive as to the Field.

4.       CLOSING.

        (a) CLOSING DATE. The transaction which is the subject of this Agreement shall be closed on or before May 5, 2000 ("Closing" and/or "Closing Date"), at the offices of Bradley & Riley PC, 2007 1st Avenue SE, Cedar Rapids, Iowa 52402, or at such time and place as the parties shall agree.

         (b) DELIVERIES BY SELLER. At the Closing, Seller shall deliver the Transferred Assets and the CP License to Buyer by a Bill of Sale in the form acceptable to Seller and Buyer, appropriate assignment(s) of the Trademark, and any other documents reasonably necessary to complete this transaction.

         (c) DELIVERIES BY BUYER. At Closing, Buyer shall deliver to Seller the cash consideration described in Section 3 above.

5. INVENTORY. In addition to the consideration set out in Section 3 above, Buyer agrees to purchase from Seller up to $500,000 worth of usable Product inventory (samples and Product prepared for sale, but excluding Replens 3) on an as needed basis during the six (6) month period beginning after the Closing Date. Buyer agrees to purchase from Seller inventory of the Replens 3 Product on an as needed basis. The Product inventory to be purchased by Buyer shall be selected by Buyer in its sole discretion. Initially, Buyer intends to use Seller's current outsource distribution partner, Redford Distributing, in Redford, Michigan. Buyer shall be responsible for the distribution/shipping fees for inventory shipped out of the Redford facility; provided,

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         however, if, within ninety (90) days after the Closing Date, Buyer elects to move the Product inventory to a Buyer designated warehouse for fulfillment, Seller and Buyer each shall bear one-half (1/2) of the costs of transportation of such Product inventory to such warehouse. The parties agree to work together in connection with the distribution and sale of such Inventory because the Inventory lists Seller as the manufacturer and provides Seller's 800 number for customer support. Buyer shall pay Seller for the Product inventory purchased within the first two (2) months after the Closing within thirty (30) days after the end of such second month following the Closing and thereafter on a monthly basis within thirty (30) days after the close of each month in which Buyer purchases Product inventory from Seller.

6.       CONDUCT AFTER CLOSING.

         (a) From and after the Closing Date, Seller will reasonably make available to Buyer all staff necessary to support the transition of the Product and the manufacturing and distribution of same, with such staff to include, but not be limited to, the Director of Sales, the Vice President of Research and Development, the Corporate Controller, and the Chairman and CEO. The parties anticipate the transition period will last at least ninety (90) days, and both Buyer and Seller agree to use their best efforts in the transition.

         (b) Seller will continue to coordinate the production of the Product and act as a centralized sourcing point for same to insure Buyer does not face capacity restrictions in the manufacturing of the Product. Seller will designate an individual with Seller to work with Buyer on all supply matters. Buyer shall reimburse Seller for its costs of the Product (bill of materials multiplied by the amount of the Product, plus necessary freight/transportation charges) in U.S. dollars promptly upon Buyer's receipt and reasonable inspection of the Product. Seller will promptly notify Buyer of any increase in the cost of the Product or the freight/transportation charges. Seller and Buyer agree to work together to secure all necessary contracts to protect the supply of the Product and will work together to explore and qualify more cost effective methods of manufacture for producing the Product. Seller will, at Buyer's request, promote the manufacture of the Product in all facilities that Seller qualifies for production of its other current and future gel based products (Advantage S, Crinone, etc.). Seller will reasonably conduct its remaining business in such a way as not to interfere with the production of the Product by Buyer.

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         (c)      Seller shall not sell or license for sale in the Territory any product in the Field, nor invest in, consult with, or in any manner assist any other person or entity to do same. Seller represents that as of the date hereof, it has not entered into any arrangement that would contravene the intentions of this paragraph.

         (d) As of the Closing, Seller will not use the Trademark in the Territory on any exterior packaging or tubes or in any other manner that cross-brands the Product with any other products; provided, however, Seller may continue to market and sell the March production run of 100,000 Advantage S boxes and tubes that contain the Product name and the April production run of Advantage S with the Product name on the tube only. Notwithstanding the provisions hereof, at the expiration of six (6) months from the Closing, Seller shall stop selling all of its products that contain the Product name, whether on exterior packaging or on the product itself. At Buyer's request, Seller shall consider whether to cross-brand the Product with Seller's other products, on terms reasonably acceptable to both Buyer and Seller.

         (e) Seller intends to work with Buyer on any future Product line extension and all research and development efforts for the Product line, at Buyer's request and at Buyer's cost, on terms and conditions to be agreed upon prior to such efforts. Seller shall also furnish such additional assistance as Buyer may reasonably request in connection with any regulatory compliance regarding the manufacture, marketing or sale of the Product in the Territory. Seller shall, at Buyer's request and at Buyer's cost, with respect to such regulatory matters, (i) act as liaison with the FDA or other governmental authority;
                  (ii) prepare and make all submissions regarding the regulatory matter; (iii) monitor all studies pertinent to the regulatory matter; and (iv) obtain regulatory approvals as reasonably deemed necessary by Seller and Buyer.

         (f) Seller shall be responsible for any returns of the Product sold and shipped by Seller prior to the Closing Date ("Returns"). Buyer shall be entitled to a credit against the amount owed for License Fees pursuant to Section 3 above equal to the gross margin (net wholesale price less cost of goods sold) on such Returns, or equal to the amount of any refund paid by Buyer for any returns of

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                  damaged Product. Damaged Product shall include, but is not limited to, Product with a retailer's inventory or pricing marking affixed. Notwithstanding the above, if Buyer sells any damaged Product after receiving a credit for such damaged Product, Buyer shall pay Seller of the Net Sales of such damaged Product, less any out-of-pocket expenses incurred by Buyer in such sale.

         (g) To the extent Buyer, in its reasonable judgment, is required to honor any documented customer commitment, Seller will promptly reimburse Buyer for such commitment. Buyer shall provide Seller with all necessary financial records to verify such commitment. A documented customer commitment shall mean any written documentation related to financial or non-financial customer or broker commitments made by Seller related to the Products. Commitments may include customer or broker rebates, deductions, credits, allowances, promotional guarantees, bill backs and SPIFFS. Such documented customer commitments must clearly indicate that Seller and/or its representatives agreed to such commitment. If a customer or broker commitment is undocumented, Buyer and Seller agree to review such alleged commitment and, subject to Seller's approval, which approval shall not be unreasonably withheld, Seller will promptly reimburse Buyer for any commitment Buyer makes to honor such undocumented customer or broker commitment.

7. SELLER REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Buyer as follows:

         (a) Seller is a corporation duly organized, existing and in good standing under the laws of Bermuda, with full right, power and authority to enter into and perform this Agreement and to grant all of the rights, powers and authorities herein granted.

         (b) The execution, delivery and performance of this Agreement do not conflict with, violate or breach any agreement to which Seller is a party, or Seller's articles of incorporation or bylaws.

         (c) All manufacturing, production, marketing and sales agreements that are assigned hereby related to the Product are assignable to Buyer.

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         (d)      This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding obligation enforceable against Seller in accordance with its terms.

         (e) Seller shall comply with all applicable laws, consent decrees and regulations of any federal, state or other governmental authority in performing this Agreement.

         (f) Seller knows of no issued or pending patents, trademarks or patent or trademark applications relating to the Product that would prevent Buyer from using or selling the Product in the Territory.

         (g) As of the Effective Date, there are no outstanding, pending or threatened violations, notice of noncompliance, warning letters, orders, injunctions, judgments or decrees of any court or government agency, investigations, claims, actions, suits, demands, administrative or other proceedings that have resulted or might result in the revocation, suspension or modification of any regulatory approval for the Product in the Territory.

         (h) Seller ceased, as of March 13, 2000, all further sales of the Products to Quality King.

         (i) Seller has conducted the sales of the Product consistent with its past practices and in the ordinary course of business from January 1, 2000 through the Closing Date.

         (j) Seller is the sole and exclusive legal and equitable owner of the Transferred Assets, the Columbia Patents and the Replens Patent (and has good title to the tangible Transferred Assets) free and clear of any Encumbrances, other than certain royalty or other payments due from Seller to third parties in connection with the Columbia Patents and/or the Replens Patent. At Closing, Buyer shall acquire all of Seller's right, title and interest in the Transferred Assets, free and clear of all Encumbrances. Except for ordinary wear and tear, the Transferred Assets are in good operating condition and repair, free of known defects affecting operation, and are adequate and fit for the uses for which they are presently intended or being used. Seller has the right to transfer or license the Replens Patents, the Bioadhesive Patents and the Intellectual Property and no consent on the part of any other person

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                  or entity is necessary to validate the transfer to Buyer of the Transferred Assets or the license to Buyer of the CP License or the RP License.

         (k) All customer lists and all other information, reports and data made available or provided to Buyer by Seller are, in all material respects, true, correct and accurate as of the date provided or made available, as of the date of this Agreement, and as of the date of Closing. Seller has no knowledge of any intent of any such customer to modify or terminate its account or any of its outstanding orders.

         (l) There is no action, suit, investigation, claim, arbitration or litigation pending or, to Seller's knowledge, threatened, against or involving the Transferred Assets or the propriety of this Agreement or any of the transactions contemplated hereby, at law or in equity, or before or by any court, arbitrator or governmental authority, and Seller is not operating under or subject to any order, judgment, decree, license or injunction of any court, arbitrator or governmental authority. No governmental agency or authority has at any time challenged, questioned, or commenced or given notice of intention to commence any investigation relating to, the legal right of Seller to conduct the operations of its business as it relates to the Product. Seller, and to Seller's knowledge each of its contract manufacturers in connection with the Product, has complied, and is in compliance, in all material respects with all laws, ordinances, regulations, awards, orders, judgments, decrees and injunctions applicable to the Transferred Assets, including all federal, state and local laws, ordinances, regulations and orders pertaining to employment or labor, safety, health, environmental protection, zoning and other matters. Seller has obtained and holds all permits, licenses and approvals (none of which has been modified or rescinded and all of which are in full force and effect) from all governmental authorities as they relate to the Product necessary in order to conduct its business and operations as presently conducted as it relates to the Product and to own, use and maintain the Transferred Assets, and has paid all regulatory fees and assessments attributable to Seller's business operations involving the Transferred Assets that are due or accrue prior to the Closing Date.

         (m) All historical sales, costs of goods sold and operating expenses are substantially accurate and properly

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                  classified on Seller's financial statements and on any other written information provided to Buyer by Seller in connection with this transaction.

         (n) Seller's inventory of the Product at its outsource distribution partner's location in Redford, Michigan (other than its supply of Replens tubes) is sufficient to handle normal and customary sales of the Product after the Closing and represents at least a normal and customary three (3) month supply of the Product.

8. BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to Seller as follows:

         (a) Buyer is a corporation duly organized, existing and in good standing under the laws of the State of Iowa, U.S.A., with full right, power and authority to enter into and perform this Agreement.

         (b) The execution, delivery and performance of this Agreement do not conflict with, violate or breach any agreement to which Buyer is a party, or Buyer's articles of organization or bylaws.

         (c) This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation enforceable against Buyer in accordance with its terms.

         (d) Buyer shall comply with all applicable laws, consent decrees and regulations of any federal, state or other governmental authority in performing this Agreement.

         (e) Buyer will actively market and sell the Product in the Territory, which may include use of samples, national media marketing plans, co-op advertising, trade shows, etc. Buyer will also timely provide quarterly sales and other marketing information usable to Seller in monitoring sales progress. Buyer will also maintain a qualified national force to sell/promote the Product.

         (f) Buyer has or shall take all corporate action to effectuate the transactions contemplated by this Agreement and any other agreement or document executed in connection with this Agreement.

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9.       CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. All obligations of Buyer to proceed with the Closing are subject to the fulfillment or waiver of each of the following conditions at or prior to Closing:

         (a) Each and every representation and warranty of Seller shall be true and correct in all material respects when made and at the Closing.

         (b) Seller shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

         (c) Any and all Encumbrances against the Transferred Assets shall have been released and any and all required consents shall have been obtained.

         (d) All items to be delivered by Seller pursuant to Section 4 have been delivered.

If any of the conditions set forth in this Section 9 have not been fulfilled as of the Closing, Buyer may, at its option, by written notice to Seller, render its obligations hereunder null and void. By proceeding with the Closing, and unless otherwise agreed in writing, Buyer shall be conclusively deemed to have accepted or waived fulfillment of all of said conditions, but shall not be deemed to have waived the requirement that the representations and warranties of Seller shall survive the Closing.

10.      COVENANTS AND AGREEMENTS OF SELLER.

         (a) NEGATIVE COVENANTS. Seller further represents, covenants and agrees that it will not do or agree to do any of the following between the date of this Agreement and the Closing:

                  (i) Sell, assign, lease or otherwise transfer or dispose of any of the Transferred Assets.

                  (ii) Create, incur or permit any Encumbrance of any kind on the Transferred Assets now owned or hereafter acquired.

                  (iii) Enter into, engage in, or become a party to, directly or indirectly, any transaction with respect to the Transferred Assets other than in the ordinary course of business consistent with past practice.

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                  (iv)     Perform or omit to perform any act, which act or
                           omission would cause Seller's warranties and representations in this Agreement to be untrue.

         (b) AFFIRMATIVE COVENANTS. Seller further represents, covenants and agrees that between the date of this Agreement and the Closing it will:

                  (i) Provide Buyer and its representatives with full access during normal business hours to all of the properties, contracts, records, books, and accounts relating to the Transferred Assets and furnish Buyer and its representatives with such information relative to the Transferred Assets as Buyer or its representatives shall at any time, or from time to time, reasonably request.

                  (ii) Maintain its existing franchises and licenses relating to the Product, use its best efforts to preserve for Buyer relationships with suppliers, customers and others having business relations with Seller relating to the Product, and keep all Transferred Assets in their present condition, ordinary wear and tear excepted.

                  (iii) Maintain its books and records in the usual, regular and ordinary manner on a basis consistent with prior years, as they relate to the Product.

                  (iv) Subject to the terms and conditions of this Agreement, carry on the businesses and activities as they relate to the Product in the usual and ordinary course of business consistent with the past business practices.

                  (v) Maintain the validity of all permits and approvals relating to the Product and comply in all respects with all laws, rules, regulations and orders of any Governmental Body relating to the Product.

                  (vi) Take all corporate action necessary to effectuate the transactions contemplated by this Agreement and any other agreement or document executed in connection with this Agreement.

                  (vii)    Upon receiving notice or otherwise
                           becoming aware of any violation under any statutes, rules, regulations or laws relating to the Product, promptly notify Buyer and, at Seller's discretion and expense, cure all such violations prior to the Closing Date.

11. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligation of Seller to proceed with the Closing is subject to the fulfillment or waiver of each of the following conditions at or prior to Closing:

         (a) Each and every representation and warranty of Buyer contained in the Buyer Transaction Documents shall be true and correct in all respects when made and at the Closing.

         (b) Buyer shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.

         (c) No suit or action by any party or any investigation, inquiry or proceeding by any governmental authority or any legal or administrative proceeding that would have or be likely to have a material adverse effect on any of the Transferred Assets or on the business to be conducted by Buyer with the Transferred Assets following the Closing shall have been instituted or threatened on or before the Closing that:

                  (i) questions the validity or legality of this Agreement or any transaction contemplated hereby; or

                  (ii)     seeks to enjoin any transaction contemplated hereby;
                           or

                  (iii) seeks damages on account of the consummation of any transaction contemplated hereby.

         (d) All items to be delivered by Buyer pursuant to Section 4 have been delivered.

         If any of the conditions set forth in this Section 11 have not been fulfilled as of the Closing, Seller may, at its option, by written notice to Buyer, render its obligations hereunder null and void. By proceeding with the Closing, and unless otherwise agreed in writing, Seller shall be conclusively deemed to have accepted or waived fulfillment of all of said conditions.

12.      INDEMNIFICATION.

         (a) Seller agrees to indemnify and hold harmless Buyer, its Affiliates and sublicensees and their respective employees, agents, officers and directors, successors and assigns, from and against any claims, losses, liabilities, damages, costs and expenses (including reasonable attorney fees) incurred by Buyer, its Affiliates or sublicensees arising out of or in connection with any (i) breach by Seller of any representation, warranty, covenant or obligation hereunder,
                  (ii) act or omission on the part of Seller or any of its employees or agents in the performance of this Agreement,
                  (iii) payments, commissions or fees of any kind due to consultants or brokers retained by Seller relating to the Product, and (iv) claim or demand of any kind for injury to a person or property arising from Seller's or its contract manufacturer's manufacturing, packaging or labeling of the Product; provided, that this indemnification shall not apply to the extent such claim or demand has resulted from changes in such manufacturing, packaging or labeling conducted by or at the direction of Buyer after Closing.

         (b) Buyer agrees to indemnify and hold harmless Seller and its Affiliates and their respective employees, agents, officers and directors from and against any claims, losses, liabilities, damages, costs and expenses (including reasonable attorney fees) incurred by Seller or its Affiliates arising out of or in connection with any (A) breach by Buyer of any representation, warranty, covenant or obligation hereunder,
                  (B) claim or demand of any kind for injury to person or property arising from Buyer's, its Affiliates' or sublicensee's manufacture, marketing, distribution and sale of the Product, provided, that this indemnification shall not apply to the extent such claim or demand has resulted from any negligent act or omission with respect to such Product by Seller, its Affiliates, their employees, agents or contract manufacturers, (C) act or omission on the part of Buyer or any of its employees or agents in the performance of this Agreement, (D) third party claims alleging infringement of such third parties' Intellectual Property Rights as a result of the advertisement, promotion or marketing materials created by or at the direction of Buyer, its Affiliates or sublicensees and used in connection with the sale of the Product hereunder, and (E) payments, commissions or fees of any kind due to consultants or brokers retained by Buyer relating to the Product.

         (c) A party seeking indemnification under this Section 12 (the "Indemnified Party") must give prompt written notice thereof to the other party (the "Indemnifying Party"). The Indemnifying Party shall have the right to defend any such claim or demand subject to the right of the Indemnified Party to participate with counsel of its choice in such defense, but the fees and expenses of such additional counsel shall be at the expense of the Indemnified Party. The Indemnified Party shall cooperate fully in all respects with the Indemnifying Party in any such compromise, settlement or defense, including, without limitation, by making available all pertinent information and personnel under its control to the Indemnifying Party. The Indemnifying Party will not compromise or settle any claim or demand (other than, after consultation with Indemnified Party, a claim or demand to be settled by the payment of money damages and/or the granting of releases) without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

         (d) Each party shall maintain and keep in force for the term of this Agreement comprehensive general liability insurance including Products/Completed Operations, Contractual and Broad Form Property Damage covering its indemnification obligations hereunder with a minimum limit of Ten Million Dollars ($10,000,000) per annum combined single limit for Bodily Injury and Property Damage, to be increased as appropriate, consistent with prudent business practices prevailing in the business. Promptly after execution and delivery of this Agreement, each party shall furnish a certificate of insurance to the other party evidencing the foregoing endorsements, coverage and limits, and providing that such insurance shall not expire or be canceled or modified without at least thirty
                  (30) days prior notice to the other party.

         (e) The representations and warranties of Seller and Buyer hereunder and their indemnification obligations shall survive the Closing.

13. RISK OF LOSS. The risk of loss or damage by fire or other casualty or cause to the Product inventory and any tangible assets included as part of the Transferred Assets until the Closing Date shall be upon Seller. In the event of such loss or damage prior to the Closing Date, Seller shall promptly restore, replace or repair the damaged Product inventory and/or tangible assets included as part of the Transferred Assets to their previous condition at Seller's sole cost and expense. If such loss or damage shall not be restored, replaced or repaired as of the Closing Date, Buyer shall, at its option, either:

         (a) Proceed with the Closing and receive all insurance proceeds to which Seller would be entitled as a result of such loss or damage; provided, however, that if such proceeds do not equal the loss, Seller shall pay the deficiency to Buyer; or

         (b) Defer the Closing Date until such restorations, replacements or repairs are made (provided that no such deferral shall affect the rights of the parties hereto to terminate this Agreement pursuant to the provisions of Section 14).

14.      TERMINATION. This Agreement may be terminated at any time prior to the
         Closing:

         (a)      by mutual consent of the parties hereto; or

         (b)      any party hereto:

                  (i) upon a material breach of this Agreement by the other party hereto;

                  (ii) if a court of competent jurisdiction or governmental authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (iii) if the Closing shall not have occurred on or before May 15, 2000; provided, however, that the right to terminate this Agreement shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated herein to occur on or before such date.

15.      REMEDIES.

         (a) DEFAULT BY BUYER. If Buyer shall default in the performance of its obligations under this Agreement in any material respect or if, as a result of Buyer's action or failure to act, the conditions precedent to Seller's obligation to close specified in Section 11 are not satisfied, and for such reason or reasons this Agreement is not consummated, and provided that Seller shall not then be in default in any material respect in the performance of Seller's obligations hereunder, Seller shall be entitled, by written notice to Buyer, to terminate this Agreement, and to pursue any other remedies Seller has at law or in equity or otherwise.

         (b) DEFAULT BY SELLER. If Seller shall default in the performance of its obligations under this Agreement in any material respect, or if, as a result of Seller's action or failure to act, the conditions precedent to Buyer's obligation to close specified in Section 9 are not satisfied, and for such reason or reasons this Agreement is not consummated, and provided that Buyer shall not then be in default in any material respect in the performance of Buyer's obligations hereunder, Buyer shall be entitled by written notice to Seller, to terminate this Agreement, and to pursue any other remedies Buyer has at law or in equity or otherwise.

16. SPECIFIC PERFORMANCE. The parties acknowledge that the Transferred Assets to be delivered pursuant to this Agreement are unique and that no party hereto has an adequate remedy at law if the other party shall fail to perform any of its obligations hereunder, and all parties hereto therefore confirm and agree that the right of specific performance is essential to protect the rights and interests. Accordingly, in addition to any other remedies that any party hereto may have hereunder or at law or in equity or otherwise, the parties hereto hereby agree that Seller and Buyer shall each have the right to have all obligations, undertakings, agreements and other provisions of this Agreement specifically performed by the other and that each of them shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States or of any state or other political subdivision thereof.

17. BROKERS. Seller shall be solely responsible for any brokerage fees, finders' fees, commissions or otherwise payable to any broker, finder or agent engaged by Seller in connection with the transactions contemplated by this Agreement. Buyer shall be solely responsible for any brokerage fees, finders' fees, commissions or otherwise payable to, any broker, finder or agent engaged by Buyer in connection with the transactions contemplated by this Agreement. Seller agrees to indemnify Buyer, and Buyer agrees to indemnify Seller, against any claims asserted against the other party for any fees or commissions due such person. Notwithstanding any other provision of this Agreement, this provision shall survive the Closing without limitation.

18.      ARBITRATION.

         (a) ARBITRATION. With the exception of any action for specific performance pursuant to Section 16, in the event of any dispute (a "Dispute") between the parties hereto subsequent to Closing with respect to the breach, interpretation or enforcement of this Agreement, such dispute shall be resolved by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"). Notwithstanding the foregoing, the parties intend to depart from the AAA commercial arbitration rules to the extent any of the following provisions conflict with such rules.

         (b) PANEL. Any arbitration shall take place before a panel of three (3) arbitrators (the "Panel"). The Panel shall be selected in accordance with the AAA's procedures for selecting an arbitration Panel, provided, that the Panel shall include one certified public accountant and one transactional lawyer, each of whom shall have had at least ten (10) years experience in his or her respective field, and at least three (3) years of arbitration experience. If any arbitrator on the Panel neglects or refuses to act or is or becomes incapable of acting, or dies before the Panel shall have made its award, and the parties fail to agree or concur in the appointment of another arbitrator, either party may serve on the other a notice in writing requiring him to agree and concur in the appointment of another arbitrator, and if such appointment is not made within twenty (20) days from the service of said notice, then the remaining arbitrators shall have power on the request in writing of either party to appoint another arbitrator who shall have the like authority to act in the arbitration and make an award and the like powers in all respects as if he had been appointed by the parties.

         (c) BINDING EFFECT. Each of the parties agrees that the decision of the Panel shall be final and binding on the parties hereto and, provided diversity or other federal jurisdiction exists, the parties hereby consent to the entry of final judgment thereon in the United States District Court for the Southern District of New York, and to the issuance of execution on the judgment. The award may be appealed only to the court in which judgment on the award is required to be entered and only to the extent the award contains material errors of applicable law, is arbitrary or capricious, or was fraudulently obtained. If the parties cannot meet the applicable requirements for federal jurisdiction, the parties agree to the entry of judgment in the State Court of New York, and to the issuance of execution on such judgment. The parties hereto hereby consent to the jurisdiction of such court (i.e., such federal court, or, in the event federal jurisdiction does not exist, such state court) in reference to any matter arising out of the arbitration or this Agreement including but not limited to confirmation of any arbitration award and enforcement thereof by entry of judgment thereon or by any other legal remedy. As to any Dispute which under the terms hereof is made subject to arbitration, no suit at law or in equity based on such Dispute shall be instituted by either party hereto other than to enforce the award of the Panel. If any controversy shall arise after the award as to whether the award or any part thereof has been complied with, such controversy shall be determined by the same Panel.

         (d) EVIDENCE. The Panel shall not be bound by strict rules of evidence and may give such right to evidence as may seem right and proper to it. The Panel shall schedule a pre-hearing conference to resolve procedural matters, arrange for the exchange of information, obtain stipulations, and narrow the issues. The parties will submit proposed discovery schedules to the Panel at the pre- hearing conference. The scope and duration of discovery will be within the sole discretion of the Panel. Unresolved discovery disputes may be brought to the attention of the chair of the arbitration panel and may be disposed of by the chair of the panel. The Panel shall have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses, and examination by deposition of parties and third-party witnesses. This discretion shall be exercised in favor of discovery reasonable under the circumstances. The arbitration shall be conducted in New York, New York. Any party may be represented by counsel or other authorized representative. In rendering a decision(s), the Panel shall determine the rights and obligations of the parties according to the substantive and procedural laws of New York and the terms and provisions of this Agreement. The Panel's decision shall be based on the evidence introduced at the hearing, including all logical and reasonable inferences therefrom. The Arbitrator may make any determination, and/or grant any remedy or relief that is just and equitable, subject to the express provisions of this Agreement. The Panel shall have power to award and direct that the parties or any of them shall execute such releases, conveyances, assurances, and do things as the Panel shall think fit and such releases, conveyances, assurances and things shall be executed and done accordingly. The Panel shall have the authority to proceed ex parte in case of the nonattendance of either of the parties or of their witnesses after thirty (30) days prior notice in writing by the Panel given to the parties respectively or their respective attorneys or agents notifying the time and place of meeting to proceed with the reference. Any provisional remedy that would be available from a court of law shall be available from the arbitrator to the parties to this Agreement pending arbitration.

         (e) WAIVER OF CONSEQUENTIAL DAMAGES. The Panel shall have no authority to award consequential damages, punitive damages, and all other damages not measured by the prevailing party's actual damages, and each party hereby waives all claims to same. The Panel may not in any event make any ruling, finding or award that does not conform to the terms and conditions of the Agreement. Liabilities for Taxes are direct damages.

         (f) DISCLOSURE. Except to the extent disclosure, filing, reporting or announcement thereof is required by law, including by any rules or regulations of any applicable governmental, regulatory or stock exchange agency or authority, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties, except to the extent that the recordation of a final judgment causes such matters to become public.


19. AUDITS. Until the full amount of the consideration set out in Section 3 above is paid to Seller, Buyer shall keep accurate records of all Product sales and other relevant data concerning the Product, and Buyer shall provide Seller reports thereof within thirty (30) days after the end of each quarter. Such reports shall state the number of Units of Product sold by Buyer, its Affiliates or sublicensees, if any, during the applicable period, as well as the number of free samples of the Product distributed and any Product returns made during such calendar quarter, together with an accounting of Net Sales with respect to such calendar quarter. Once a year, upon reasonable notice, at times mutually agreed upon and during business hours, Seller, at Seller's cost, may have the accounts of Buyer, its Affiliates or sublicensees for the preceding two (2) calendar years relating to the Product reviewed by an independent certified public accountant appointed by Seller and reasonably approved by Buyer, solely in order to verify amounts due under this Agreement. Seller and Buyer shall mutually determine a general strategy for such auditing in advance of its conduct. Such accountant shall not disclose to Seller any information except that which should properly be contained in a report required under this Agreement. Buyer shall promptly pay any underpayment evidenced by such audit, and Seller shall promptly refund any overpayment evidenced by such audit. If an audit evidences an underpayment of more than five percent (5%) with respect to the amounts actually paid, Buyer shall promptly pay such underpayment to Seller with interest at the prime rate as set by Citibank, from the time when such underpayment occurred, and shall reimburse Seller for the reasonable costs and expenses (including fees) of such audit.

20. RIGHT OF FIRST REFUSAL. Seller hereby grants Buyer a right of first refusal to purchase or license the Product for sale in other territories as such territories become available if such purchase or license requires only one total payment at the closing of such purchase or license. In all other cases, Seller hereby grants Buyer a right of first refusal to purchase or license the Product for sale in territories within NAFTA subject to Buyer providing evidence reasonably acceptable to Seller that Buyer can adequately market and sell the Product in the applicable territory or territories.

21.      MISCELLANEOUS.

         (a) NOTICES FROM BUYER. Any notices from Buyer to Seller hereunder shall be deemed sufficiently given upon delivery (with the return receipt, the delivery receipt, or the affidavit of messenger), refusal by addressee or notice to Buyer from the Post Office that such notice is undeliverable, if such notice has been mailed by United States registered or certified mail, postage prepaid, delivered by overnight courier or transmitted by facsimile transmission addressed to:

                  Columbia Laboratories, Inc.
                  William J. Bologna, Chairman
                  2875 N.E. 191 St., Suite 400
                  Aventura, Florida 33180

                  with a copy (which shall not be deemed notice) to:

                  Lyon & Lyon, LLP
                  Scott H. Blackman
                  1701 Pennsylvania Avenue NW, Suite 1040
                  Washington, DC 20006

or at such other address or addresses as Seller may from time to time specify by notice in writing to Buyer, given in the manner provided in this Section.

         (b) NOTICES FROM SELLER. Any notice from Seller to Buyer under this Agreement shall be deemed sufficiently given upon delivery (with the return receipt, the delivery receipt, or the affidavit of messenger), refusal by addressee or notice to Seller from the Post Office that such notice is undeliverable, if such notice has been mailed by United States registered or certified mail, postage prepaid, delivered by overnight courier or transmitted by facsimile transmission addressed to:

         Lil' Drug Store Products, Inc.
         Chris DeWolf
         1201 Continental Place NE
         Cedar Rapids, IA 52402

         with a copy (which shall not be deemed notice) to:

         Bradley & Riley PC
         Bradley G. Hart
         2007 1st Avenue SE
         PO Box 2804
         Cedar Rapids, IA 52406-2804

or at such other address or addresses as Buyer may from time to time specify by notice in writing to Seller, giving in the manner provided in this Section.

         (c) WAIVER; SEVERABILITY. No delay or failure on the part of any party hereto in exercising any right, power or privilege under any of the Transaction Documents or under any other instrument or document given in connection with or pursuant thereto shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein. The unenforceability or invalidity of any provision of any of the Transfer Documents shall not affect the enforceability or validity of any other provision.

         (d) BENEFIT AND ASSIGNMENT. No party hereto shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other party hereto, and any purported assignment contrary to the terms hereof shall be null, void and of no force and effect.

         (e) CONFIDENTIALITY. Except to the extent disclosure, filing, reporting or announcement of this Agreement is required by law, including by any rules or regulations of any applicable governmental, regulatory or stock exchange agency or authority, the existence and substance of this Agreement shall remain confidential for a period of ten (10) days following the date hereof. If the transaction that is the subject of this Agreement is not consummated, Buyer agrees that it will return to Seller, and Seller agrees that it will return to Buyer, all records and other documents of the other then in that party's possession and will not itself use, or disclose, directly or indirectly, to any person any Confidential information with respect to the other party or the business learned by that party during the period between the date hereof and termination of this Agreement. The term "Confidential Information" as used herein means all information of a business or technical nature, including, but not limited to, all patents and technology, relevant to each party's business that is not publically known. The foregoing provisions shall survive the Closing or any termination of this Agreement without limitation.

         (f) ENTIRE AGREEMENT. Any schedules and exhibits attached to this Agreement are incorporated herein by reference. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereto, supersedes all prior oral or written agreements, instruments and understandings with respect to such matters, and may be modified only by instruments signed by Seller and Buyer.

         (g) COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         (h) EXPENSES. Seller and Buyer shall each pay its own legal and accounting costs and other expenses incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

         (i) GOVERNING LAW. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating hereto, shall be construed and governed in accordance with the laws of the State of New York, excluding the choice of law rules thereof.

         (j)      HEADINGS. The subject headings of Sections of this

                  Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

         (k) FURTHER ASSURANCES. Each party hereto shall cooperate, shall take such further action and shall execute and deliver such further documents at any time prior to at or after the Closing as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement, including but not limited to the endorsement of checks received after Closing in payment of the receivables being purchased by Buyer.

         (l) RELEASE OF INFORMATION. Neither party shall disclose any of the terms of the transactions contemplated by this Agreement, except as may be required by law, and the contents of any press releases concerning the transactions contemplated by this Agreement shall be determined by mutual agreement of the parties. The foregoing provisions shall survive the Closing or any termination of this Agreement without limitation.

         (m) FACSIMILE SIGNATURES. For purposes of executing this Agreement, a facsimile signature shall be deemed as effective as an actual signature.

         (n) REMEDIES CUMULATIVE. Except as specifically provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by Seller or by Buyer of any other rights or the seeking of any other remedies against the other parties, or their successors or assigns.

                  IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement effective as of the date first above written.

                                  COLUMBIA LABORATORIES, INC.

                                  By:/S/ WILLIAM J. BOLOGNA
                                     -------------------------------
                                     William J. Bologna, Chairman of the Board

                                  LIL' DRUG STORE PRODUCTS, INC.

                                  By:/S/ DENNIS L. OLDORF
                                     -------------------------------
                                     Dennis L. Oldorf, Chairman of the Board